June 20, 2005

Office of the Chief Accountant
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Gibraltar Industries, Inc. related to the Gibraltar 401(k) Plan (copy attached), which we understand will be filed with the U.S. Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K/A, as part of the Gibraltar 401(k) Plan's Form 8-K/A report dated June 6, 2005.  We agree with the statements concerning our Firm in such Form 8-K/A.

Very truly yours,

/S/ PricewaterhouseCoopers LLP